EXHIBIT 99.2
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media	RAI 2006-14
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698
Reynolds American Inc. to Commence Private Debt Offering
Winston-Salem, N.C. — May 11, 2006 — Reynolds American Inc. (NYSE: RAI) announced today that it is planning a private offer of $1.65 billion aggregate principal amount of senior secured notes due 2013, 2016 and 2018 (the “Notes”). RAI intends to use the net proceeds from this offering, together with available cash and borrowings under a new secured term loan facility, to fund its previously announced agreement to acquire a to-be-formed holding company that will own Conwood Company, L.P., Conwood Sales Company, L.P., Rosswil LLC and Scott Tobacco LLC (collectively, “Conwood”). Conwood is the second-largest manufacturer of smokeless tobacco products in the U.S. The offering of the Notes is subject to, and is expected to close simultaneously with, the closing of the acquisition, which is expected to occur by the end of the second quarter.
Upon issuance, payment of the Notes will be jointly, severally and unconditionally guaranteed by the direct and indirect material domestic subsidiaries of RAI, other than R.J. Reynolds Tobacco Holdings, Inc. The Notes and related guarantees will be secured by principal property (as defined in the indenture governing the Notes) of RAI and certain of the guarantors as and to the extent specified in the indenture governing the Notes and by an assignment of RAI’s security interest in the stock of R. J. Reynolds Tobacco Company, an indirect subsidiary of RAI. The security for the Notes and guarantees may be released under certain circumstances as provided in the indenture.
This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes will be offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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